EXHIBIT 23.1
                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
The East Carolina Bank:


We consent to the use of our reports on the consolidated financial statements of The East Carolina Bank and subsidiaries included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 4, 1998, except note 15 which is as of July 22, 1998, contains an explanatory paragraph that states that the Company adopted the provisions of Financial Accounting Standards Board's Statement of the Financial Accounting Standards No. 106, Employer's Accounting for Postretirement Benefits Other Than Pensions.


                                                       /s/ KPMG Peat Marwick LLP
Raleigh, North Carolina
November 10, 1998